EXHIBIT 10.5

EXECUTION COPY

FRAMEWORK AGREEMENT

AMONG:
QINGDAO HISENSE ELECTRIC LTD., a company incorporated under the laws of the People’s Republic of China (“Hisense”)

AND:
FOREFRONT BVI LTD., a company incorporated under the laws of the British Virgin Islands (“ForeFront”)

AND:

FOREFRONT HOLDINGS, INC., a Florida corporation (“ForeFront Holdings”)

DATED:	December 31, 2007

Contents	Page No.
Framework Agreement	2 – 9
Schedule 1.1 – Acquired Assets	10
Schedule 1.2 – Assigned Contracts	11
Schedule 1.7 – Hisense’s Representations and Warranties	12 – 14
Schedule 1.8 – ForeFront’s Representations and Warranties	15
Schedule 1.9 – ForeFront Holdings’ Representations and Warranties	16
Disclosure Annexes
Disclosure Annex 1.7(c) – Intellectual Property	12
Disclosure Annex 1.7(d) – Consents	12
Disclosure Annex 1.7(k) – Financial Statements	14

Article I

Asset Share Exchange

1.1. Purchase and Sale of Acquired Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), Hisense will grant, bargain, sell, assign, transfer and deliver to ForeFront, and ForeFront will acquire from Hisense, all right, title and interest of Hisense in, to and under those properties and assets set forth on Schedule 1.1 (the “Acquired Assets”) owned and used by Hisense’s Set-Top Box Division (the “STB Division”), free and clear of all liens, pledges, security interests and encumbrances (“Liens”).

1.2. No Assumption of Liabilities. ForeFront shall not assume, incur, guarantee, or be otherwise obligated with respect to any liability whatsoever of Hisense (other than the obligations of Hisense under agreements and contracts assigned to ForeFront and described on Schedule 1.2 (“Assigned Contracts”)). All liabilities of Hisense related to the Acquired Assets shall be paid in full or settled prior to the Closing. Without limiting the generality of the foregoing, ForeFront shall not assume and shall have no liability with respect to any obligations of Hisense under any Assigned Contract (a) required therein to be performed by Hisense at or prior to the Closing or (b) arising out of any breach thereof.

1.3. Assignment and Assumption; License. Effective upon the Closing, Hisense does hereby grant, bargain, sell, assign, transfer and deliver to ForeFront, and ForeFront does hereby purchase, acquire and accept, Hisense’s full, exclusive and entire right, title, and interest in and to the Assets, including the Acquired Intellectual Property (as defined below), and including all associated rights for past, present and future income, royalties or other payment with respect thereto or to sue for any past, present and future damages in relation to any infringement or misappropriation thereof. In addition to the assignment described above, effective upon the Closing, Hisense does hereby sell, assign and transfer to ForeFront the liabilities and obligations to be assumed by ForeFront under the Assigned Contracts pursuant to Section 1.2 hereof (“Assumed Liabilities”) and ForeFront hereby assumes and agrees to perform, pay and discharge as its obligation, as and when lawfully due in accordance with their terms, all of the terms, covenants, conditions, duties, obligations and liabilities of the Assumed Liabilities. Hisense covenants and agrees that in the event that any such Assigned Contracts are non-assignable pursuant to their terms (“Non-Assignable Contracts”) and title thereto will not pass by this Agreement, the beneficial interest in and to the same will in any event pass to ForeFront, and Hisense covenants and agrees to hold, and hereby declare that it holds, such Assigned Contracts in trust for, and for the benefit of, ForeFront. Hisense will continue to abide by the terms of such Non-Assignable Contracts and remit to ForeFront all such revenues received thereunder. ForeFront will pay all amounts due by Hisense under the Non-Assignable Contracts as if ForeFront was a party thereto. With respect to any Assigned Contracts with sales representatives, Hisense and ForeFront will endeavor to cause such sales representatives to enter into new agreements with ForeFront effective upon the Closing. To the extent the foregoing assignment is ineffective for any reason, Hisense hereby grants to ForeFront the exclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, worldwide right and license (including the right to sublicense through multiple tiers of sublicensees) to make, reproduce, perform, display, modify, create derivative works of, use, sell and otherwise exploit, protect and enforce the Acquired Intellectual Property. In addition, effective upon the Closing, Hisense hereby irrevocably and perpetually waives all rights, including but not limited to all patent rights, copyrights, mask work rights, and moral rights, not owned by, assigned to or licensed to ForeFront that Hisense may have in or to the Acquired Intellectual Property, and hereby covenants not to bring or participate in any action against ForeFront or its successor in interest for infringement of such rights.

1.4. Consideration. In consideration for the transfer of the Acquired Assets, ForeFront shall issue to Hisense at the Closing 6,489,061 ordinary shares of ForeFront (“Consideration”).

1.5. Closing. The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Carlton Fields, P.A., 4000 International Place, 100 S.E. Second Street, Miami, Florida 33131 at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the “Closing Date”).

1.6. Closing Deliveries. On the Closing Date, (a) Hisense shall execute, and deliver to ForeFront, or cause to be executed and delivered to ForeFront, such bills of sale, assignments, and/or other instruments in such form as shall be reasonably requested by ForeFront as may be necessary or desirable for the completion of the transactions contemplated hereby, and (b) ForeFront shall deliver, or shall cause to be delivered, to Hisense the following: (i) a share certificate representing the Consideration; (ii) an executed counterpart of any such assignment, assumption or other instrument; and (iii) such other items as may be necessary or desirable for the completion of the transactions contemplated hereby.

1.7. Representations and Warranties of Hisense. Hisense hereby makes the representations and warranties set forth on Schedule 1.7 to ForeFront.

1.8. Representations and Warranties of ForeFront. ForeFront hereby makes the representations and warranties set forth on Schedule 1.8 to Hisense.

1.9. Representations and Warranties of ForeFront Holdings. ForeFront Holdings hereby makes the representations and warranties set forth on Schedule 1.9 to Hisense.

1.10. Pre-Closing Covenants. Hisense will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) (“Ordinary Course of Business”). Hisense will give any notices to third parties, and Hisense will use its reasonable best efforts to obtain any third-party consents, referred to in Subsection (d) of Schedule 1.7. Hisense will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees. Each of the parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Subsections (d) of Schedule 1.7 and Subsection (b) of Schedule 1.8. ForeFront Holdings will complete the domestication of ForeFront Holdings into Forefront pursuant to the domestication or merger statutes of the British Virgin Islands (the “ForeFront Domestication”), it being understood by the parties that such transaction shall be considered a “domestication” for U.S. tax purposes in all respects.

1.11. Conditions to Closing.

(a) Conditions Precedent to ForeFront’s Obligation to Close. The obligation of ForeFront to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions: (i) the representations and warranties set forth in Schedule 1.7 shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date, (ii) Hisense shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, (iii) Hisense shall have procured all of the third-party consents and governmental approvals specified in Subsection (d) of Schedule 1.7 or as otherwise required, (iv) the transactions contemplated by that certain share exchange agreement of even date herewith by and among ForeFront, ForeFront Holdings, Qingdao Hisense Electronic Holding Ltd. and Hisense Co. Ltd. (“ForeFront/Hisense Share Exchange Agreement”) shall have been consummated, (v) the transactions contemplated by that certain merger agreement by and among ForeFront, ForeFront Holdings, Ligent International, Inc. (“Ligent BVI”) and Ligent BVI’s shareholders shall have been consummated (“ForeFront/Ligent Merger Agreement”), (vi) the transactions contemplated by that certain stock purchase agreement of even date herewith by and among Stanford Venture Capital Holdings, Inc., Stanford International Bank Ltd. (“SIBL”), ForeFront, ForeFront Holdings, ForeFront Group, Inc., ForeFront Multimedia LLC and Miller Golf Company (“ForeFront/Stanford Purchase Agreement”) shall have been consummated, (vii) the preferred stockholders of ForeFront Holdings shall have converted all of their preferred stock into common stock and ForeFront Holdings shall have effected a 1:5 reverse stock split of its common stock, (viii) the ForeFront Domestication shall have been completed, (ix) the capitalization representation and warranty contained in Schedule 1.8(6) of the ForeFront/Hisense Share Exchange Agreement shall be true and correct in all respects, (x) at or prior to the Closing, the Registration Statement (as defined below) filed with the Securities and Exchange Commission (“SEC”) by ForeFront shall have been declared effective, and (xi) no amendments or waivers under the ForeFront/Stanford Purchase Agreement or any other agreement entered into in connection with the foregoing transactions shall have been made without the prior written consent of ForeFront.

(b) Conditions Precedent to Hisense’s Obligation to Close. The obligation of Hisense to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions: (i) the representations and warranties set forth in Schedule 1.8 and Schedule 1.9 shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date, (ii) ForeFront shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, (iii) ForeFront shall have procured all of the third-party consents and governmental approvals specified in Subsection (b) of Schedule 1.8, (iv) the merger of Broadband Multimedia Systems, Ltd., a company incorporated under the laws of the British Virgin Islands, with and into ForeFront shall have been consummated, (v) the preferred stockholders of ForeFront Holdings shall have converted all of their preferred stock into common stock and ForeFront Holdings shall have effected a 1:5 reverse stock split of its common stock, (vi) the capitalization representation and warranty contained in Schedule 1.8(6) of the ForeFront/Hisense Share Exchange Agreement shall be true and correct in all respects, (vii) ForeFront shall have no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) and (viii) at or prior to the Closing, the Registration Statement filed with the SEC by ForeFront shall have been declared effective.

(c) Definition. For the purposes of this Agreement, “Registration Statement” means the registration statement on Form F-4 promulgated by the SEC to be filed by ForeFront to register its securities; provided, that ForeFront qualifies under the Securities Act of 1934, as amended (“1934 Act”), to file such statement, and if ForeFront fails to qualify to file such Form F-4 with the SEC under the 1934 Act, the term “Registration Statement” shall mean the registration statement on Form S-4 promulgated by the SEC.

1.12. Termination. This Agreement may be terminated as follows: (a) ForeFront and Hisense may terminate this Agreement by mutual written consent at any time prior to the Closing; (b) ForeFront may terminate this Agreement by giving written notice to Hisense at any time prior to the Closing (i) in the event Hisense has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, ForeFront has notified Hisense of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before December 31, 2008, by reason of the failure of any condition precedent under Section 1.11(a) hereof (unless the failure results primarily from ForeFront itself breaching any representation, warranty, or covenant contained in this Agreement); and (c) Hisense may terminate this Agreement by giving written notice to ForeFront at any time prior to the Closing (i) in the event ForeFront has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Hisense has notified ForeFront of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before December 31, 2008, by reason of the failure of any condition precedent under Section 1.11(b) hereof (unless the failure results primarily from Hisense itself breaching any representation, warranty, or covenant contained in this Agreement).

1.13. Survival. All representations and warranties contained in or made pursuant to this Agreement shall survive (and not be affected in any respect by) the Closing of the transactions contemplated by this Agreement for a period ending 18 months after of the Closing Date; provided, however, that (i) the representations and warranties contained in Subsections (a) and (b) of Schedule 1.7 shall survive indefinitely, and (ii) the representations and warranties contained in Subsection (h) of Schedule 1.7 shall survive for the period of the applicable statute of limitations (including any extensions thereof).

1.14. Hisense Employees. Within five (5) days prior to the Closing, Hisense shall deliver a list of employees that will become employed by ForeFront. Such list shall contain all of Hisense’s research and development employees and such other employees as mutually agreed to by the parties.

1.15. Indemnification. ForeFront agrees to indemnify and hold Hisense harmless from, and to reimburse Hisense for, any loss, fee, cost, expense, damage, liability or claim (including, without limitation, any and all fees, costs and expenses whatsoever reasonably incurred by it or its counsel in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any threatened or asserted claim) (collectively, “Losses”) arising out of, based upon, or resulting from (i) the breach or inaccuracy of any representation or warranty of ForeFront which is contained in or made pursuant to this Agreement; or (ii) ForeFront’s breach of or failure to perform any of the covenants or agreements contained in or made pursuant to this Agreement. ForeFront Holdings agrees to indemnify and hold Hisense harmless from, and to reimburse Hisense for, any Losses arising out of, based upon, or resulting from (i) the breach or inaccuracy of any representation or warranty of ForeFront Holdings which is contained in or made pursuant to this Agreement; or (ii) ForeFront Holdings’ breach of or failure to perform any of the covenants or agreements contained in or made pursuant to this Agreement. Hisense agrees to indemnify and hold ForeFront and ForeFront Holdings harmless from, and to reimburse ForeFront for any Losses arising out of, based upon, or resulting from (a) the breach or inaccuracy of any representation or warranty of Hisense which is contained in or made pursuant to this Agreement; or (b) Hisense’s breach of or failure to perform any of the covenants or agreements contained in or made pursuant to this Agreement; (c) any and all liabilities arising from the operation of STB Division’s business (“Business”) prior to the Closing Date, and (d) all Transfer Taxes. In any action brought by a third party that potentially could result in Losses incurred by ForeFront pursuant to this Section 1.15, then ForeFront shall have the sole right to defend such claim and all such Losses shall be the responsibility of Hisense under this Section 1.15.

1.16. Form 8832 Election. In the event that (i) ForeFront Holdings has not received the approval of the holders of 90.78% of ForeFront Holding’s outstanding capital stock of this Agreement and the transactions contemplated hereby within seventy-five (75) days from the formation date of ForeFront, notwithstanding the fact that such shareholder approval might not become effective until some date after such 75-day period, or (ii) SIBL or ForeFront Holdings exercises its right to terminate this Agreement, among others, pursuant to Section 5 of that certain Letter Agreement of even date herewith by and among the parties hereto and others, ForeFront Holdings may file with the Internal Revenue Service a Form 8832 Entity Classification Election electing to treat ForeFront as a partnership retroactive to the formation date of ForeFront.

Article II

Manufacturing and Supply Agreement

2.1. Appointment of Manufacturer. Hisense agrees to act as the supplier of all Product ordered by ForeFront from Hisense hereafter. For the purposes of this Agreement, the term “Product” or “Products” shall mean all set top boxes (“STBs”) produced historically by Hisense and any new STBs or STB modules designed by either ForeFront or Hisense hereafter.

2.2. Term. The obligations of the parties under this Article II shall run for an initial term beginning at Closing and ending on the tenth (10th) anniversary thereof, and shall automatically be renewable for successive one year periods year unless either party delivers a written notice of cancellation to the other party within 90 days prior to the end of the initial contract period or any subsequent renewal period.

2.3. Manufacturing Obligations. Hisense shall manufacture for, and deliver to or on the instruction of, ForeFront that number of units of the Product required or requested by ForeFront for resale or other uses. The parties recognize and acknowledge that such forecast is an estimate only, and the actual requirements or requests of ForeFront may be below or exceed such forecast. Such excess or shortfall will not relieve Hisense of its obligations hereunder to provide the requirements or requests of Products of ForeFront. The manufacture of any and all Products by Hisense for ForeFront shall be pursuant to and in accordance with specifications provided by ForeFront. Hisense shall not allow or authorize any other entity, including any parent, subsidiary or affiliated entity or corporation of Hisense, or any subcontractor, to manufacture, build or in any way produce, in whole or in part, any Product without the prior express written consent of ForeFront, except to meeting orders placed by ForeFront.

2.4. Inspection Right. ForeFront shall have the right to inspect the manufacture of the Products at any Hisense manufacturing facility where the same is occurring, or at any storage facility of or used by Hisense where any Product is stored. Hisense shall permit ForeFront’s representatives to enter Hisense’s manufacturing or storage premises at any time during normal business hours whenever one or more Products are being manufactured or stored. During such inspection or immediately thereafter, ForeFront’s representatives shall have the opportunity and right to notify Hisense of any problems, defects, or noncompliance in the manufacturing process, or finished Product, at which point Hisense shall use all means necessary to correct or eliminate such defects or noncompliance.

2.5. Manufacturing Schedule. ForeFront shall provide to Hisense on the 26th day of each month a forecast of the number of units of Product it anticipates it will require or request for the following three-month period. The manufacturing process for any Product or Products shall be initiated upon the receipt by Hisense, in any manner (whether by mail, delivery, or facsimile) of a purchase order from ForeFront for one or more Products (as specified on said purchase order) to Hisense. Such purchase orders must be issued on the 12th and 28th day of each month. From and after receipt of such purchase order, Hisense shall commence and complete manufacture of any Product or Products set forth in such purchase order within 15 days of receipt of the same. Hisense shall not be obligated to keep to this schedule if any delay or failure to do so results from fire, embargo, strike or any circumstances beyond Hisense’s control which shall prevent Hisense from completing the manufacturing process within this schedule. Hisense shall promptly provide ForeFront with written notice of any occasion or cause of delay affecting the manufacturing process of Products, the cause or causes of such delay, an estimate of the amount of delay, as well as addressing or proposing any efforts or plans to eliminate such delay.

2.6. Pricing. Hisense shall provide a fixed price to ForeFront for the manufacture of the Products hereunder. The fixed pricing will be based on 1.17 times the actual bill of materials used in the manufacture of the Product (using the last-in, first-out method as of the date of shipment to ForeFront), inclusive of Chinese value added tax, plus the actual direct production cost of the units. For the calendar year 2008, the production cost of the existing Products (not including the recently launched digital set top boxes) shall be 20RMB per unit. The production cost of new Products (such as the new digital set top boxes) shall be the actual direct production costs, determined using the same principles as 20 RMB was set for the existing products. The production costs shall not include any amounts, costs or expenses for or attributable to overhead, general, administrative, personnel, debt or other items not directly related to the cost of materials and direct labor used in manufacturing the Product. ForeFront shall have full access to the books and records of Hisense to evaluate the prices set forth in any invoices presented to ForeFront. Hisense shall keep full, proper and up-to-date books of accounts and records showing clearly all inquiries, transactions and proceedings relating to the manufacturing of the Products and shall, upon being given no less than three (3) days’ notice, allow ForeFront or its representatives to have access to such books and records and make such copies of them (electronic or paper) as they may require. ForeFront is responsible for all expenses it incurs in connection with any audit unless the audit discloses misfeasance or malfeasance by or on behalf of Hisense. In any such cases, Hisense shall promptly reimburse ForeFront on demand for all of such audit expenses. If any audit expenses due and payable by Hisense hereunder remain unpaid for more than 10 days after ForeFront’s demand therefore, such audit expenses will accrue interest at the highest rate allowed by law.

2.7. Quarterly Meeting and Periodic Review of Manufacturing Costs and Price. Hisense and ForeFront shall meet on at least a quarterly basis for a review and discussion of bill of materials, direct production costs and pricing, and records and documents pertaining thereto. At such quarterly meetings, and at such other times upon reasonable request and notice to Hisense, ForeFront shall have the right to inspect the books and records of Hisense with respect to costs of manufacturing to establish and verify the actual costs of materials and direct production costs for and of Hisense.

2.8. Payment Terms. Upon completion of manufacturing and arrangements for delivery of units of Product from and on a particular purchase order, Hisense shall prepare and deliver to ForeFront an invoice for the Product or Products on such purchase order. The undisputed amount of such invoice shall, for calendar year 2008, be payable by ForeFront to Hisense within 90 days from the date of delivery of such invoice to ForeFront. Annually, the parties will meet to review whether the payment terms offered by customers of ForeFront have been reduced to allow reduced payment terms hereunder while still matching the payment terms ForeFront provides its customers to its obligations to make payments to Hisense hereunder. Forefront undertakes to exert appropriate efforts to negotiate in the future for shorter than 90 day customer payment terms where commercially possible. In the event ForeFront fails to duly and timely make the payments due hereunder, it will also reimburse Hisense for its financing costs on such delinquent amounts.

2.9. Shipping and Delivery. The parties agree that ForeFront shall have the exclusive rights to distribute any and all Products manufactured by Hisense that are the subject of this Agreement. Hisense shall effectuate shipping and delivery, FOB factory, to ForeFront at the delivery and shipping address specified by ForeFront in written delivery instructions to Hisense. Shipping costs are to be billed to ForeFront by Hisense for each delivery of Product. ForeFront and Hisense will work together to determine and effectuate the most cost-effective method of transportation for each delivery. Hisense will not add any service charge or increase or any other mark-up to the shipping cost to ForeFront.

2.10. Warranties. Hisense expressly warrants that all Products manufactured hereunder shall be of merchantable quality, free from defects in materials and workmanship, and fit for their intended use. Hisense further warrants that all Products will be manufactured in accordance with applicable federal, state and local laws, regulations and orders and that the Products shall be manufactured in conformity with the specifications provided by ForeFront. The warranty period shall be eighteen (18) months from the date of shipment or twelve (12) months from the date of use by ForeFront or ForeFront’s customer, whichever ends later. Hisense shall indemnify, defend and hold ForeFront harmless from and against any and all claims, however arising, whether in tort, contract, warranty, or otherwise, and all expenses, including, without limitation, attorney’s fees and costs, resulting from any injury to or death of any person, or any damage to property, or any economic or other losses, caused by defects in the manufacture of Products hereunder. Hisense shall further indemnify and hold ForeFront harmless from the withdrawal and recall costs and expenses incurred by ForeFront due to defects in Hisense’s manufacture of Products or due to any recall of Products ordered by a court of competent jurisdiction or governmental agency. ForeFront shall give Hisense written notice of any breach of warranty promptly after ForeFront’s discovery or receipt thereof.

2.11. Ownership of Intellectual Property Rights. Hisense acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Products and that are conceived, developed, made or reduced to practice by Hisense while engaged by ForeFront to manufacture the Products (“Work Product”) belong to ForeFront and Hisense hereby assigns, and agrees to assign, all of the Work Product to ForeFront. Any copyrightable work prepared in whole or in part by Hisense in the course of its work for ForeFront shall be deemed a “work made for hire” under the copyright laws, and ForeFront shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Hisense hereby assigns and agrees to assign to ForeFront all right, title and interest, including, without limitation, copyright in and to such copyrightable work. Hisense shall promptly disclose such Work Product and copyrightable work to ForeFront and perform all actions reasonably requested by ForeFront (whether during or after the term of this Agreement) to establish and confirm the ForeFront’s ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). During the term of this Agreement, ForeFront grants to Hisense a limited, non-transferable, non-sublicensable, non-exclusive, royalty-free, fully paid-up, revocable license to (i) use all such patents and other intellectual property owned by ForeFront for the manufacture of the Products, and (ii) copy, distribute, make derivatives from, and otherwise use all such patents and other intellectual property owned by ForeFront for use with products that do not compete with the manufacture and sale of the Products. The parties hereto further agree to fully cooperate in the preparation, execution, delivery, filing and recording of any and all documents necessary to carry out and accomplish the provisions of this Section 2.11, including the preparation, execution, delivery, filing and recording of any licenses or license agreements, subject to ForeFront’s prior approval as to the form and terms thereof.

2.12. Exclusive Purchaser and Reseller. The parties hereto agree that any and all Products manufactured by Hisense hereunder shall be sold only to, and on the written order of, ForeFront. All inquiries to Hisense to manufacture Products shall be referred to ForeFront. The parties agree that while Hisense or its representatives or agents may assist in the marketing and sales of the Product, all such sales shall be accomplished to, through or otherwise at the direction and order of ForeFront. If Hisense terminates this Agreement as it relates to the manufacturing of the Products pursuant to Section 2.13 or fails to renew the Agreement pursuant to Section 2.2 hereof, Hisense shall be prohibited from manufacturing any products that are identical or similar to the Products. The parties agree that this provision will survive the termination or non-renewal of this Agreement by one or both parties, or any failure or alleged failure of ForeFront to act pursuant to the terms hereof.

2.13. Termination. If either party commits a material default under Article II of this Agreement, and fails to cure such default within 30 days after receipt of written notice from the other party specifying such default, the other party may, in addition to and without prejudice to its other lawful rights and remedies, terminate this Agreement at any time after the expiration of such 30 days, provided, however, that if a non-monetary default is not reasonably curable within such period, and the defaulting party shall have diligently commenced to cure such default within such 30 day period, the defaulting party shall have a reasonable time thereafter within which to complete the cure of such default. The remedies reserved to the parties herein shall be cumulative to all other or further remedies provided by law. No waiver by either party of any breach, default or violation of any term, warranty, representation, agreement, covenant, condition or provision hereof shall constitute a waiver of any subsequent breach, default, or violation of the same or other term, warranty, representation, agreement, covenant, condition or provision.

Article III

General Provisions

3.1. General. All of the representations, warranties, covenants and agreements of Hisense, on the one hand, and ForeFront, on the other hand, contained or incorporated herein shall remain effective in accordance with their respective terms notwithstanding any investigation at any time made by or on behalf of Hisense or ForeFront (as the case may be) or of any information or facts discovered by or on behalf of Hisense or ForeFront (as the case may be) in connection with such investigation. Any such investigation shall not constitute a waiver or relinquishment on the part of any party of such party’s right to rely on any of the warranties, representations, covenants and agreements of the Hisense or ForeFront (as the case may be) in or pursuant to this Agreement. This Agreement and all exhibits and schedules attached hereto and thereto, and the documents delivered concurrently herewith contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior oral or written agreements and understandings. The provisions of this Agreement are severable. In the event any provision of this Agreement shall be deemed to be invalid or void, whether wholly or partially, under any applicable law, the remaining provisions hereof shall not be affected thereby and shall continue in full force and effect. Captions contained herein are for convenience only and shall not affect the interpretation of any of the provisions. This Agreement, and all transactions and agreements in connection herewith, shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of laws. This Agreement may be executed in any number of counterparts and in separate counterparts by the several parties hereto, each of which when so executed will be an original, but all of which will together constitute one and the same instrument. Except as otherwise provided in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (with immediate confirmation thereafter) or sent by certified, registered or express mail, postage prepaid, or by a nationally recognized overnight courier service, marked for overnight delivery. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (with immediate confirmation thereafter) or, if mailed, five (5) business days after the date of deposit in the mail, or if sent by overnight courier marked for overnight delivery, two (2) business days after the date of delivery to the courier service, to the address set forth on the signature page hereto. The rights and obligations of Hisense may not be assigned without the prior written consent of ForeFront.

3.2. Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be finally settled by arbitration exclusively (i) administered by the International Centre for Dispute Resolution (the “ICDR”) and (ii) under the International Dispute Resolution Procedures of the ICDR (the “ICDR Rules”). Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The number of arbitrators shall be one (1), unless the parties subsequently agree in writing that three (3) arbitrators shall be appointed to resolve such particular dispute. The arbitrator(s) shall be appointed exclusively in accordance with the ICDR Rules. The place of arbitration shall be Miami, Florida. The arbitration proceedings shall be conducted in English. The parties waive, to the extent permitted under applicable law, any right that they may have under any law applicable to this Agreement or any party hereto to object to arbitration hereunder on the basis that such an agreement was not entered into after a dispute had arisen.

3.3. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other charges and fees (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) are to be paid by Hisense when due.

3.4. Further Assurances. The parties shall at any time and from time to time after the Closing, upon reasonable request, execute, acknowledge, and deliver such bills of sale, endorsements, assignments, and/or other instruments and take such other actions as may be reasonably required to effectuate the transactions contemplated by this Agreement.

3.5. Name References. At the Closing, ForeFront will change its name to “Hisense Broadband Multimedia Systems Ltd.” (“HBM”) and all references to “ForeFront” under this Agreement shall become references to “HBM.”

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HISENSE:		FOREFRONT:

QINGDAO HISENSE ELECTRIC LTD., a company incorporated under the laws of the People’s Republic of China		FOREFRONT BVI LTD., a company incorporated under the laws of the British Virgin Islands

By:		By:	/s/ Richard M. Gozia
Name:		Name:	Richard M. Gozia
Title:		Title:	Interim Chief Executive Officer

Registered Address:		Address:	835 Bill Jones Industrial Drive
	No.218, Qingwangang Road, Economic and Technical Development District, Qingdao, China		Springfield, TN 37172 Attn: Richard Gozia
		Facsimile:	(615) 384-1290
Address:	No. 17, Donghai West Road, Qingdao, China
Attn: Xia, Feng
Facsimile:	+86-532-8388-9556

FOREFRONT HOLDINGS:

FOREFRONT HOLDINGS, INC., a Florida corporation

By:	/s/ Richard M. Gozia
Name:	Richard M. Gozia
Title:	Interim Chief Executive Officer

Address:	835 Bill Jones Industrial Drive Springfield, TN 37172
Attn: Richard Gozia
Facsimile:	(615) 384-1290

Schedule 1.1

Acquired Assets

Schedule 1.2

Assigned Contracts

Schedule 1.7

Hisense’s Representations and Warranties

(a) Organization; Authority and Binding Effect. Hisense is a corporation duly incorporated, validly existing and in good standing under the laws of the People’s Republic of China and has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Hisense, and does not and will not (i) contravene the Articles of Incorporation or Bylaws (or equivalent corporate governance documents with different names) of Hisense; or (ii) result in any violation of any law, rule or regulation applicable to Hisense. Hisense is not a party to, or subject to or bound by, any judgment, injunction or decree of any court or governmental authority which may restrict or interfere with the performance of this Agreement or such other instruments, agreements and documents as are to be executed by Hisense in connection herewith on or prior to the date of this Agreement. This Agreement and the instruments, agreements and documents executed and delivered in connection herewith are valid and binding obligations of Hisense, enforceable in accordance with their terms.

(b) Title to Acquired Assets. Hisense has good and merchantable title to the Acquired Assets free and clear of any Liens and any other restrictions whatsoever, and there are no executions or seizures of the Acquired Assets imminent by any landlord, taxing authorities or other creditors.

(c) Intellectual Property. All Intellectual Property (as hereinafter defined) owned, licensed, utilized, or useable by Hisense and which is related to the conduct of the Business is listed on Disclosure Annex 1.7(c) (together with all rights of Hisense therein to sue and collect damages for past, present or future infringement, misappropriation, or other violation of such Intellectual Property, the “Acquired Intellectual Property”). Hisense is the sole owner of all right, title and interest in and to the Acquired Intellectual Property, free and clear of any Liens. All of the registrations for the Acquired Intellectual Property are owned of record and in fact by Hisense, are in full force and effect and are valid and enforceable. All filings, fees and actions required to be filed, paid or taken, as applicable, prior to the date hereof in order to maintain such registrations in full force and effect have been made, paid and taken, respectively. The Acquired Intellectual Property constitutes all of the Intellectual Property necessary for the conduct of Hisense’s business as currently conducted. No royalties or other compensation of any kind is due or payable to any third party in connection with the use of any of the Acquired Intellectual Property. Except as set forth on Disclosure Annex 1.7(c), (i) Hisense has not received any notice of any claim of infringement or any other claim or proceeding relating to any Acquired Intellectual Property, (ii) Hisense does not have any knowledge that any Person is challenging the ownership, enforceability, or validity, or infringing or wrongfully or unlawfully using any Acquired Intellectual Property, (iii) the operation of the Business as currently conducted does not and will not infringe, misappropriate, or otherwise violate any Intellectual Property right of any third party, (iv) there are no facts which could be the basis for a claim of infringement, misappropriation, or other violation of the Acquired Intellectual Property, (v) Hisense has not granted any licenses or other rights, and has no obligation to grant licenses or other rights, to any third party with respect to any of the Acquired Intellectual Property, and (vi) Hisense has not made any claim of any violation, infringement or misappropriation by others of its rights to or in connection with the Acquired Intellectual Property, and Hisense know of no basis for the making of any such claim. No present or former employee of Hisense has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Acquired Intellectual Property. Hisense has taken steps consistent with generally accepted industry standards and in any event no less than reasonable steps to preserve the secrecy of its trade secrets and confidential information. For purposes of this Agreement, “Intellectual Property” shall mean intangibles, intellectual and proprietary property including, without limitation, the following: (A) all names, fictional business names, trade names, trade name applications, registered and unregistered trademarks, service marks, logos, Internet domain names and the goodwill associated with any of the foregoing, including all common law rights with respect thereto; (B) all trade secrets, formulas, technical information, data sheets, production records, working knowledge, unpatented inventions, processes, discoveries, developments, research data, technology, procedures, and all other know-how, and including copies of all drawings, blueprints, sketches, records, development data and reports, engineering data and reports, plant designs, production specifications, raw material specifications, quality control specifications, cost analyses, flow sheets, equipment and parts lists, process sheets, instruction manuals, and supplier lists relating thereto; (C) all computer software, copyrights, and related licenses; (D) all patents, patent applications, and inventions and discoveries (whether patentable or not), and (E) all copyrights in both published works and unpublished works and rights in databases and data collections, other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.

(d) Consents. Except as set forth on Disclosure Annex 1.7(d), no consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority or other governmental body is required for the execution, delivery and performance by Hisense of this Agreement, or the execution, delivery and performance by Hisense and the other instruments, agreements and documents required or contemplated hereby or thereby. No consent of any Person is required for the execution, delivery and performance by Hisense of this Agreement and such other instruments, agreements and documents or the consummation of the transactions contemplated hereby and thereby.

(e) Contracts and Liabilities. Each Assigned Contract is valid and binding on each party thereto and is identified on Schedule 1.1. There is no default or claim of default under any provision of any such contract, and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a default by Hisense (or, to the best of Hisense’s knowledge, by any other party thereto) under any provision thereof, or would permit modification, acceleration or termination of such contract by any party thereto.

(f) No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any lien under, any agreement or instrument to which Hisense is a party or by which the Acquired Assets are bound, or (ii) except as set forth on Disclosure Annex 1.7(d), violate any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or constitute an event which with notice, lapse of time, or both, would result in any such violation, to which Hisense or the Acquired Assets are subject.

(g) Litigation; Compliance with Law. There is no action, suit, claim, governmental or other proceeding or investigation pending, or to Hisense’s knowledge, threatened against or affecting the STB Division or the Acquired Assets including, without limitation, actions, suits or claims for damages or in which injunctive or equitable relief is requested. There is no outstanding judgment, order, injunction or decree of any court, government or governmental agency against or affecting the Acquired Assets. Hisense has complied in all material respects with all laws, ordinances, or governmental or regulatory rules or regulations, whether federal, state, local or foreign, to which the Business or the Acquired Assets are subject, including any environmental, labor and employment laws, rules and regulations. Hisense owns, holds, possesses or lawfully uses in the operation of the Business all permits (“Permits”) which are in any manner necessary to conduct the Business as now conducted or for the ownership and use of the Acquired Assets owned or used by Hisense in the conduct of the Business. Hisense is not in default, nor has it received any written notice of any claim of default, with respect to any Permits. None of the Permits will be adversely affected by consummation of the transactions contemplated hereby, subject to obtaining required third party consents and approval.

(h) Conduct of Business. The business and assets of the STB Division have been used and/or operated only in the ordinary course, except as contemplated by this Agreement. The business of the STB Division has been conducted in compliance with all applicable statutes, codes, laws, ordinances, regulations, requirements, decrees and orders of any court or governmental entity including, without limitation, those relating to zoning, building, health, occupational safety and environmental matters, and Hisense has not received any notice asserting any non-compliance with the foregoing.

(i) Product Standards. The products manufactured by Hisense are fully compliant with any applicable law (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), standards and certifications. There is no action, suit, proceeding or investigation pending or, to Hisense’s knowledge, threatened, by any governmental authority or other Person, that has resulted or could reasonably be expected to result in any of the products of Hisense being determined not to comply with any of such laws, standards or certifications. None of the products of Hisense have been recalled, withdrawn, suspended or discontinued or considered for recall, withdrawal, suspension or discontinuation other than for commercial or other business reasons unrelated to the failure of such products to comply with applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), standards and certifications by Hisense in the United States or outside the United States (whether voluntarily or otherwise).

(j) Ethical Practices; Foreign Corrupt Practices and International Trade Sanctions. Hisense has not, in connection with the Business, offered or given, and Hisense is not aware of any Person that has offered or given, on Hisense’s behalf, anything of value to, in violation of any law, including the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”): (i) any official of a governmental body, any political party or official thereof or any candidate for political office; (ii) any customer or member of any governmental body; or (iii) any other Person, for the purpose of any of the following: (x) influencing any action or decision of such Person in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any governmental body to affect or influence any act or decision of such governmental body to assist Hisense in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist Hisense in obtaining or retaining business for, with, or directing business to, any Person, except for an immaterial political contribution (in an amount which was less than $1,000) by a political action committee which was fully disclosed to the appropriate governmental body (without any resulting fine or penalty to Hisense). To the actual knowledge of Hisense, Hisense is compliance in all material respects with the FCPA.

(k) Financial Statements. Attached hereto as Disclosure Annex 1.7(k) are the following financial statements for the STB Division (collectively the “Financial Statements”): (i) unaudited statements of income as of and for the eleven months ended November 30, 2006, (ii) unaudited statements of income as of and for the fiscal year ended December 31, 2006 and (iii) unaudited statements of income as of and for the eleven months ended November 30, 2007. Each of the Financial Statements: (a) is materially true, complete, and correct as of its respective date, (b) is in accordance with and supported by and consistent with the books and records of the STB Division, in all material respects, and (c) presents fairly the results of operations of the STB Division; provided, however, that the Financial Statements are not audited, are not in accordance with Chinese accepted accounting principles and do not contain footnotes. The Acquired Assets are substantially comprised of intangible property and the net book value of such intangible property, as reflected on the financial books and records of Hisense, is immaterial.

(l) Customers and Suppliers. Since November 30, 2007, no material supplier of the STB Division has indicated in writing, and Hisense has no knowledge (without inquiry), that a material supplier shall stop, or materially decrease the rate of, supplying materials, products or services to the STB Division (except upon the completion in full of contracted supplies), and no material customer of the STB Division has indicated in writing, and Hisense has no knowledge (without inquiry), that such material customer shall stop, or materially decrease the rate of, buying materials, products or services from the STB Division (except upon the fulfillment in full by Hisense of contracted shipments).

(m) Insurance. The STB Division has insurance coverage in scope and amount customary and reasonable in China for the business in which it is engaged.

(n) Transactions with Affiliates. All agreements between Hisense and its Affiliates (as defined below) are on terms that are not less favorable to Hisense than those that are reasonably obtainable at the time in an arm’s-length transaction with a Person that is not such an Affiliate. For the purposes hereof, (i) “Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls such Person, (ii) “Control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), and (iii) “Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

(o) Brokers’ and Finders’ Fees. Hisense is not obligated to pay any fees or expenses of any broker, finder or consultant in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby.

(p) Disclosure. No representation or warranty made by Hisense in this Agreement, and no statement contained in any Exhibit, Schedule, Annex, document, agreement, certificate or other instrument specified in this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation, warranty or statement not misleading in light of the circumstances under which it was made.

Schedule 1.8

ForeFront’s Representations and Warranties

(a) Organization; Authority; Binding Effect. ForeFront is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of ForeFront, and does not and will not (i) contravene its charter; or (ii) result in any violation of any law, rule or regulation applicable to ForeFront. ForeFront is not a party to, or subject or bound by, any judgment, injunction or decree of any court of governmental authority which may restrict or interfere with the performance of this Agreement or such other instruments, agreements and documents as are to be executed by ForeFront in connection herewith on or prior to the date of this Agreement. This Agreement and the instruments, agreements and documents executed and delivered in connection herewith are valid and binding obligations of ForeFront enforceable in accordance with their terms.

(b) Consents. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority or other governmental body is required for the execution, delivery and performance by ForeFront of this Agreement and the other instruments, agreements and documents required for contemplated hereunder or the consummation by ForeFront of the transactions contemplated hereby and thereby. No consent of any Person is required for the execution, delivery and performance by ForeFront of this Agreement and such other instruments, agreements and documents for the consummation of the transactions contemplated hereby and thereby.

(c) No Conflict or Violation. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby will result in (i) a violation or breach of, or default under, any term or provision of any indenture, mortgage, security agreement, contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which ForeFront is a party or to which it or any of its property may be bound or constitute an event which with notice, lapse of time, or both, would result in any such violation, breach or default, or (ii) a violation by ForeFront of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or constitute an event which with notice, lapse of time, or both, would result in any such violation.

(d) Brokers’ and Finders’ Fees. ForeFront is not obligated to pay any fees or expenses of any broker, finder or consultant in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby.

Schedule 1.9

ForeFront Holdings’ Representations and Warranties

(a) Organization; Authority; Binding Effect. ForeFront Holdings is a corporation duly organized, validly existing and in good standing under the laws of Florida and has full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of ForeFront Holdings, and does not and will not (i) contravene its articles of incorporation or bylaws; or (ii) result in any violation of any law, rule or regulation applicable to ForeFront Holdings. ForeFront Holdings is not a party to, or subject or bound by, any judgment, injunction or decree of any court of governmental authority which may restrict or interfere with the performance of this Agreement or such other instruments, agreements and documents as are to be executed by ForeFront Holdings in connection herewith on or prior to the date of this Agreement. This Agreement and the instruments, agreements and documents executed and delivered in connection herewith are valid and binding obligations of ForeFront Holdings enforceable in accordance with their terms.

(b) No Conflict or Violation. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby will result in (i) a violation or breach of, or default under, any term or provision of any indenture, mortgage, security agreement, contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which ForeFront Holdings is a party or to which it or any of its property may be bound or constitute an event which with notice, lapse of time, or both, would result in any such violation, breach or default, or (ii) a violation by ForeFront Holdings of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or constitute an event which with notice, lapse of time, or both, would result in any such violation.

(c) SEC Filings. ForeFront Holdings has filed with the SEC (i) its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, (ii) its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 29, 2007 and (iii) all of its other reports, statements, schedules and registration statements through November 29, 2007 (collectively, the “SEC Documents”). As of its filing date (and as of the date of any amendment), each SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each SEC Document filed pursuant to the Securities Exchange Act of 1934, as amended, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Compliance with Laws. ForeFront Holdings has complied in all material respects with all laws, ordinances, or governmental or regulatory rules or regulations, whether federal, state, local or foreign applicable to it, including without limitation, all securities laws, rules and regulations.

(e) Brokers’ and Finders’ Fees. ForeFront Holdings is not obligated to pay any fees or expenses of any broker, finder or consultant in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby.

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